MANAGER DIRECTED PORTFOLIOS

INVESTMENT ADVISORY AGREEMENT

with

DEEPWATER ASSET MANAGEMENT, LLC

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of the 2nd day of December, 2025, by and between Manager Directed Portfolios, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of the series of the Trust as indicated on Schedule A attached hereto, as may be amended from time to time (each such series, a “Fund,” and together, the “Funds”), and Deepwater Asset Management, LLC (hereinafter called the “Adviser”), a Delaware limited liability company.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, each Fund is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Trust desires to retain the Adviser to render advice and services to each Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser, and the Adviser hereby accepts such appointment, to render investment advice and related services with respect to the assets of each Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees”).

2. DUTIES OF ADVISER.

(a) GENERAL DUTIES. The Adviser shall act as investment adviser to each Fund and shall supervise the investments of each Fund on behalf of the Fund in accordance with the investment objectives, policies and restrictions of each Fund as set forth in the Fund’s and Trust’s governing documents, including, without limitation: the Trust’s Declaration of Trust and By-Laws, each as amended from time to time; each Fund’s prospectus and statement of additional information; and such other limitations, policies and procedures as the Trustees may reasonably impose from time to time and provide in writing to the Adviser (collectively, the “Investment Policies”). In providing such services, the Adviser shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code of 1986, the Commodity Exchange Act, the Uniform Commercial Code and other applicable law, and the applicable regulations under such laws, as well as the Trust’s and the Funds’ policies and procedures, including the Trust’s compliance policies and procedures adopted pursuant to Rule 38a-1 under the Act. Subject to the requirements of the Investment Company Act, the Adviser is authorized to delegate its duties hereunder, at the Adviser’s own expense, to a sub-adviser (a “Sub-Adviser”), which is a registered investment adviser under the Advisers Act, pursuant to a written agreement under which the Sub-Adviser shall furnish the services specified therein to the Adviser or a Fund. The Adviser will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a Sub-Adviser.

Without limiting the generality of the foregoing, the Adviser shall, with respect to each Fund: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Board of Trustees; (iii) make recommendations with respect to the hiring, termination and replacement of a Sub-Adviser; (iv) vote proxies for the Fund, file ownership reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Fund, and take other actions on behalf of the Fund; (v) maintain the books and records required to be maintained by the Fund except to the extent arrangements have been made for such books and records to be maintained by the administrator or another agent of the Fund; (vi) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets that the Fund’s administrator or distributor or the officers of the Trust may reasonably request; and (vii) render to the Board of Trustees such periodic and special reports with respect to the Fund’s investment activities as the Board of Trustees may reasonably request, including at least one appearance in person or via videoconference annually before the Board of Trustees.

It is understood and agreed that the Adviser shall have no obligation to initiate litigation on behalf of a Fund and may not initiate litigation on behalf of a Fund without the prior approval of the Board of Trustees.

(b) BROKERAGE. The Adviser shall be responsible for decisions to buy and sell securities for each Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without prior notification to the Board of Trustees that the Adviser may use such affiliated broker or dealer and compliance with the Funds’ affiliated brokerage procedures. The Adviser’s primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of a Fund on a continuing basis. The price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Exchange Act, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of a Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Adviser, or any affiliate. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to a Fund and to such other clients.

3. REPRESENTATIONS AND COVENANTS OF THE ADVISER.

(a) The Adviser shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

(b) The Adviser shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c) The Adviser shall conduct its operations at all times in conformance with the Advisers Act, the Investment Company Act, the Commodity Exchange Act and any other applicable state and/or self-regulatory organization regulations.

(d) The Adviser shall implement and maintain a written business continuity plan, policies and procedures to safeguard customer information and an incident response program in accordance with Regulation S-P (“Regulation S-P”) promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), when and as required by the SEC, which shall include, at minimum, written policies and procedures reasonably designed to (i) ensure the security and confidentiality of Customer Information, (ii) protect against any anticipated threats or hazards to the security or integrity of Customer Information, and (iii) protect against unauthorized access to or use of Customer Information that could result in substantial harm or inconvenience to the Fund or any Fund shareholder. The incident response program must be reasonably designed to prevent, detect, respond to, contain, and recover from cybersecurity and information security threats, including any unauthorized access to or unauthorized use of Customer Information or information systems (a “Data Breach”). The Adviser’s incident response program shall also include written policies and procedures detailing notification to each affected individual whose Sensitive Customer Information was, or is reasonably likely to have been, accessed or used without authorization in accordance with Regulation S-P. “Customer Information” and “Sensitive Customer Information” shall have the definitions prescribed to it in Regulation S-P. Further, such incident response program shall include written policies and procedures that address proper disposal of consumer information and customer information in accordance with Regulation S-P. The Adviser shall implement such internal controls and other safeguards as are necessary to safeguard each Fund’s confidential information and Customer Information of Fund shareholders. The Adviser shall notify the Trust (i) promptly of any material violations or breaches of such policies and procedures and (ii) as soon as possible, but in any event within 72 hours, of becoming aware of any Data Breaches or other breaches of confidential information involving a Fund or shareholders of a Fund. The Adviser agrees to provide all information reasonably requested by the Trust to allow the Trust to comply with its legal obligations including those under Regulation S-P. The Adviser shall promptly respond to, contain, and mitigate the effects of any Data Breach.

(e) Neither the Adviser, its affiliates, nor any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the Investment Company Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the Investment Company Act. The Adviser will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

(f) The Adviser will not engage in any futures transactions, options on futures transactions or transactions in other commodity interests on behalf of a Fund prior to the Adviser becoming registered or filing a notice of exemption on behalf of the Fund with the National Futures Association.

(g) The Adviser agrees to provide reasonable assistance with the liquidity classifications required under each Fund’s liquidity risk management program in accordance with Rule 22e-4 under the Investment Company Act.

(h) The Adviser agrees to provide appropriate assistance with the fair valuation of those securities in which it invests Fund assets for which readily available market prices are unavailable, in accordance with Rule 2a-5 under the Investment Company Act.

(i) The Adviser has adopted and will maintain a written code or codes of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Trust and its administrator, on or prior to the date of this Agreement, a copy of the code or codes of ethics and evidence of its or their adoption. The Adviser shall certify to the Board that the Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 on an annual basis and that there has been no material violation of the Adviser’s code or codes of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust or its administrator, the Adviser shall permit the Trust or its administrator to examine the reports required to be made to the Adviser by Rule 17j-1.

(j) The Adviser maintains errors and omissions insurance coverage on commercially reasonable terms and limits and shall provide prompt notice to the Trust of any material changes to the Adviser’s insurance coverage and of any material claims made under such insurance policies.

4. INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor. The Adviser is appointed as each Fund’s agent for the limited purpose of: (a) providing investment advisory services to the Fund as set forth above; and (b) executing account documentation, agreements, contracts and other documents that are requested by brokers, dealers, counterparties and other persons in connection with the management of the Fund’s investments; provided, however, that such documentation shall comply in all material respects with the laws, rules and regulations applicable to the Fund and shall not cause the assets to be held in a manner inconsistent with the requirements of the Investment Company Act. Unless otherwise expressly provided in this Agreement and authorized to do so, the Adviser shall have no authority to act for or represent the Trust or a Fund in any way, or in any way be deemed an agent for the Trust or the Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the

Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and industry developments, and such other information, advice and assistance as the Adviser or the Board of Trustees may desire and reasonably request and any compliance staff and personnel required by the Adviser.

The Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Adviser of any of its obligations hereunder, nor shall the Trust be responsible for any additional fees or expenses hereunder as a result.

6. ALLOCATION OF CHARGES AND EXPENSES.

(a) The Adviser will bear its own costs of providing services hereunder. The Adviser agrees to pay all expenses of each Fund, except for: (i) brokerage commissions and other expenses and fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions and investment in securities and other investment instruments or in connection with creation, purchase and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal or other expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) extraordinary expenses (in each case as determined by a majority of the independent trustees); (iv) distribution or shareholder service fees and expenses paid by the Fund under any distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act or shareholder services plan; (v) interest charges on any borrowings; (vi) taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (vi) any fees and expense related to the provision of securities lending services; (vii) acquired fund fees and expenses, as such term is used in Form N-1A; (viii) dividends and other expenses on securities sold short; (ix) accrued deferred tax liability; and (x) the advisory fee payable to the Adviser hereunder.  The payment or assumption by the Adviser of any expense of a Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

7. MANAGEMENT FEE.

(a) Each Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to the Fund pursuant to this Agreement, an annual management fee (the “Advisory Fee”) at the rate set forth in Schedule A to this Agreement.

(b) The Advisory Fee shall be accrued daily by the Funds and paid to the Adviser on the first business day of the succeeding month.

(c) The initial payment of the Advisory Fee shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the Advisory Fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month. The prorated Advisory Fee shall be calculated based on the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d) The Advisory Fee payable by a Fund to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to the Fund and as required under any fee waiver applicable to the Fund.

(e) The Adviser may voluntarily or contractually agree to waive or reduce any portion of the Advisory Fee or reimburse certain expenses of a Fund. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

8. BORROWING. The Adviser agrees that neither it nor any of its officers or employees shall borrow from a Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing. Any borrowing on behalf of the Fund must be approved in advance by the Board of Trustees and made in accordance with the requirements of the Investment Company Act and the Investment Policies.

9. CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and oversight of the conduct of the affairs of the Trust and the Funds. In this connection, the Adviser acknowledges that the Trustees retain ultimate authority over the Funds and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10. REPORTS AND ACCESS.

(a) The Adviser agrees to supply such information to the Funds’ administrator and to permit such compliance inspections by the Funds’ administrator and the Trust’s Chief Compliance Officer as shall be reasonably necessary to permit the administrator and Chief

Compliance Officer to satisfy their respective obligations to the Trust and respond to the reasonable requests of the Board of Trustees. The Adviser agrees to promptly notify the Trust of any violations of its compliance policies and procedures that affect the Trust or a Fund. The Adviser shall provide such information as may reasonably be requested by the Board of Trustees under Section 15(c) of the Investment Company Act in connection with their annual consideration of this Agreement.

(b) The Trust agrees to provide the Adviser such information about the Trust and the Funds as is necessary and appropriate for the Adviser to perform its services hereunder. Such information includes, but is not limited to, the Trust’s Declaration of Trust and By-Laws and all compliance policies and procedures of the Trust relevant to the Adviser’s services to the Funds. The Trust agrees to provide to the Adviser promptly any amendment to the foregoing and, if any such amendment would materially affect the services to be provided by the Adviser hereunder, the Trust agrees to provide the amendment to the Adviser prior to its adoption by the Board of Trustees.

(c) The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees and by each Fund’s shareholders in accordance with applicable law.

11. ADVISER’S LIABILITIES AND INDEMNIFICATION.

(a) The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in each Fund’s offering materials (including the prospectus, the statement of additional information, and advertising and sales materials), except for information supplied by the administrator or the Trust or another third party for inclusion therein.

(b) The Adviser shall be liable to a Fund for any loss (including brokerage charges) incurred by the Fund as a result of any improper investment made by the Adviser in contradiction of the Investment Policies.

(c) In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or a Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, a Fund or any shareholder of the Fund may have under any federal securities law or state law.

(d) Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, officers and employees of the other party (any such person, an “Indemnified Party”) against any and all loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of duties under this Agreement.

(e) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12. NON-EXCLUSIVITY; TRADING FOR ADVISER’S OWN ACCOUNT. The Trust’s employment of the Adviser is not an exclusive arrangement. The Trust may from time to time employ other individuals or entities to furnish other separate series of the Trust with the services provided for herein. Likewise, the Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Funds under this Agreement, and provided further that the Adviser will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Advisers Act and has been approved by the Board of Trustees.

13. TRANSACTIONS WITH OTHER INVESTMENT ADVISERS. The Adviser represents that it is not an affiliated person of any investment adviser responsible for providing advice with respect to any other series of the Trust, or of any promoter, underwriter, officer, director, member of an advisory board or employee of any other series of the Trust. The Adviser shall not consult with the investment adviser of any other series of the Trust concerning transactions for the Funds or any other series of the Trust.

14. TERM. This Agreement shall become effective with respect to a Fund as of the date of the commencement of operations of the Fund, and shall continue for the Fund for an initial term of two years thereafter, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for a Fund at least annually by: (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund; and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person (or in another manner authorized by the Investment Company Act or the SEC) at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

15. RIGHT TO USE NAME.

(a) The Adviser warrants that it has the right to use the Adviser’s name, and any variations thereof, and the portion of the Fund’s name derived from or connected with the Adviser’s name, in connection with its services to the Trust and the Adviser represents that use of such names does not and will not breach or infringe the terms of any intellectual property owned, held or licensed by any third party. The Adviser agrees that the Trust shall have the right to use such names in connection with the Fund. The Adviser warrants that the Fund’s name is not deceptive or misleading. Any concern regarding copyright, trademark, or patent infringement with respect to the name used by the Fund shall be resolved by the Adviser. The Fund shall have a license to use, but have no other rights in or to, the “Deepwater” portion of the Fund’s name and the name “Deepwater Asset Management, LLC” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement ceases to be in effect, the Fund shall cease to use such a name or any other name connected with the Adviser.

(b) It is understood and hereby agreed that the name “Manager Directed Portfolios” or “MDP” is the property of the Trust for trademark and all other purposes. The Adviser undertakes and agrees that, in the event that the Adviser shall cease to act as investment adviser to any Fund, the Adviser shall promptly take all necessary and appropriate action to discontinue use of the Trust’s name and will further refrain from using the Trust’s name; provided, however, that the Adviser may continue to use the Trust’s name for the sole purpose of identifying the Trust as an account formerly managed by the Adviser or as otherwise consented to by the Trust in writing prior to such use.

16. TERMINATION; NO ASSIGNMENT.

(a) This Agreement may be terminated by the Trust on behalf of a Fund at any time without payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Adviser, and by the Adviser upon sixty (60) days’ written notice to the Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of a Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

(b) This Agreement shall terminate automatically in the event of any transfer or other assignment thereof, as defined in the Investment Company Act. The Adviser shall notify the Trust in writing in advance of any proposed change of “control” or other event that will cause an assignment of this Agreement to enable the Trust to take the steps necessary to enter into a new investment advisory agreement.

17. NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its directors, trustees, managers, members, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to each Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information or Customer Information, each as defined under Section 248.3(t) and Section 248.30(d)(5) of Regulation S-P, respectively, and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser. Such written approval may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

18. ANTI-MONEY LAUNDERING COMPLIANCE. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the Trust, the Funds’ administrator and/or the Funds’ anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

19. CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Funds are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Adviser agrees to use its best efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Adviser agrees to inform the Trust of any material development related to the Funds that the Adviser reasonably believes is relevant to a Fund’s certification obligations under the Sarbanes-Oxley Act.

20. NO THIRD-PARTY BENEFICIARIES. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any person other than the parties and their respective successors and permitted assigns.

21. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

22. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

MANAGER DIRECTED PORTFOLIOS on behalf its series listed on Schedule A	Deepwater Asset Management, LLC

By: /s/ Ryan S. Frank	By: /s/Joseph C. Robillard
Name: Ryan S. Frank	Name: Joseph C. Robillard
Title: President	Title: Managing Member

SCHEDULE A

Series or Fund of Manager Directed Portfolios	Annual Fee Rate as a Percentage of Average Daily Net Assets
Deepwater Beachfront Small Cap ETF	0.85%

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